Exhibit 99.1

Royal Gold Provides 2024 Guidance for Sales, DD&A and Effective Tax Rate, and Update on Repayment of Outstanding Borrowings

DENVER, COLORADO. APRIL 17, 2024: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today its guidance for calendar year 2024 total stream and royalty sales volume, depletion, depreciation and amortization expense (“DD&A”), and effective tax rate, as well as an update on the recent repayment of outstanding borrowings.

2024 Guidance

Sales guidance for 2024 is provided on a sales volume basis to improve transparency and avoid the effect of volatile commodity prices in the conversion of revenue to gold equivalent ounces. Sales volume for stream agreements represents physical metal sold, and sales volume for royalty agreements represents royalty revenue received divided by the average metal price for the relevant period.

Royal Gold expects 2024 sales volume, DD&A and effective tax rate to be as follows:

2024 Guidance January 1 – December 31, 2024
Total Sales:
Gold	215,000 – 230,000 oz
Silver	3.2 – 3.8 M oz
Copper	14.0 – 16.0 M lb
Other Metals	$17.0 – $20.0 M
DD&A	$141 – 157 M
Effective Tax Rate	17 – 22%

Gold, silver and copper are expected to provide the majority of 2024 revenue. Sales from Other Metals are expected to be relatively minor and the range provided assumes 2024 prices of $7.50/lb for nickel, $0.90/lb for lead, and $1.10/lb for zinc, which are the metals that are expected to provide most of this component of sales.

The sales guidance provided above equates to approximately 290,000 to 315,000 gold equivalent ounces1 (“GEOs”) using metal prices of $1,950/oz for gold, $23.00/oz for silver and $3.80/lb for copper. However, when comparing actual performance to guidance during 2024, we will refer only to the sales volumes provided above and not to a GEO range.

The 2024 sales guidance is calculated based on a review of confidential information and production forecasts provided to Royal Gold from certain operating counterparties, and publicly available production forecasts for those interests where Royal Gold does not have rights to receive confidential information. Certain of these third-party forecasts have been adjusted by Royal Gold based on management’s experience.

This guidance is based on the following key assumptions with respect to our Principal Properties2:

o	Sales from Mount Milligan metal deliveries include a normal-course lag between production and stream deliveries of approximately 5 months, and higher 2024 Mount Milligan gold production guidance provided by Centerra Gold Inc. is not expected to impact Royal Gold sales until the second half of 2024;

1 Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average gold price for that same period.

2 As of December 31, 2023, we determined that six of our stream and royalty interests are material to our business: Andacollo, Cortez, Khoemacau, Mount Milligan, Peñasquito and Pueblo Viejo. Please see our Annual Report on Form 10-K, filed with the Securities and Exchange Commission ("SEC”) on February 15, 2024 (the “2023 Form 10-K”) for additional information regarding our Principal Properties.

o	Continued deferral of silver deliveries and no material deliveries of the outstanding balance of deferred silver from the Pueblo Viejo mine in 2024; Barrick expects plant recovery optimization to progress after completing the ramp up of the expanded plant to full production levels;
o	Gold production from the Legacy Zone (approximate 9.4% gross royalty rate) at Cortez is expected to be impacted by reduced oxide mill feed due to resource model changes, partially offset by a higher contribution from the new Goldrush mine within the Cortez Complex Zone (“CC Zone”) (approximate 1.6% gross royalty rate);
o	Higher silver, lead and zinc content delivered from the Chile Colorado pit and continued stripping of the Peñasco pit at Peñasquito;
o	Lower tonnes milled at Andacollo due to water restrictions caused by extreme drought conditions, which is expected to affect sales throughout 2024 due to the normal-course lag between production and stream deliveries of approximately 5 months; and,
o	Payable silver production of 1.2 to 1.4 million ounces at the Khoemacau mine.

The 2024 Effective Tax Rate guidance assumes no unusual or discrete tax items and no changes in laws or regulations or their interpretation in the jurisdictions where we pay taxes.

This guidance also assumes no new royalty or stream interest acquisitions during the remainder of 2024.

Repayment of Outstanding Borrowings

Royal Gold completed two recent repayments totaling $125 million on the Company’s revolving credit facility:

•	$100 million on March 6, 2024, from operating cash flow, and,
•	$25 million on April 8, 2024, from the proceeds of the repayment by MMG Limited to Royal Gold of the $25 million subordinated debt facility upon the completion of the acquisition of Khoemacau Copper Mining, the owner of the Khoemacau mine. Including capitalized interest, the proceeds received from the repayment of this facility were approximately $37 million.

As of April 17, 2024, the amount outstanding on the $1 billion revolving credit facility is $125 million at an all-in borrowing rate of 6.5%.

Corporate Profile

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of March 31, 2024, the Company owned interests on 177 properties on five continents, including interests on 37 producing mines and 24 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker
Senior Vice President, Investor Relations and Business Development
(647) 749-8204

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements regarding: our estimated total sales volume for gold, silver, copper and other metals, DD&A, and effective tax rate for the year ended December 31, 2024, and the assumptions made in determining those estimates; and anticipated developments with respect to our Principal Properties and other properties on which we hold stream or royalty interests. Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a lower-price environment for gold, silver, copper or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, changes to mine plans and mineral reserves and mineral resources (including updated mineral reserve and mineral resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, or operational disruptions; contractual issues involving our stream or royalty agreements; timing of deliveries of metals from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; our ability to identify, finance, value and complete acquisitions; adverse economic and market conditions; impact of health epidemics and pandemics; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including our 2023 Form 10-K. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward-looking statements. Most of these factors are beyond our ability to predict or control. Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statements Regarding Third-Party Information: The guidance and the disclosures herein relating to properties and operations on the properties in which Royal Gold holds stream or royalty interests are based primarily on information publicly disclosed by the operators of these properties and information available in the public domain as at the date hereof. Royal Gold does not independently prepare or verify this information and, as the holder of the stream or royalty interest, does not have access to the properties or operations or to sufficient data to do so. Additionally, Royal Gold may from time to time receive information from the operators of the properties that is not publicly disclosed by the operators. Royal Gold is dependent on the operators of the properties to publish property and production information or to provide such information to Royal Gold. There can be no assurance that such third-party information is complete or accurate. Royal Gold’s stream or royalty interests often cover only a portion of the publicly reported mineral reserves, mineral resources, and production of a property or operation and information publicly reported by operators may relate to a larger property or operation than the area covered by Royal Gold’s stream or royalty interest. There are numerous uncertainties inherent in estimates of mineral reserves, mineral resources and production, many of which are outside the operators’ control. As a result, estimates of mineral reserves, mineral resources, and production are subjective and necessarily depend upon a number of assumptions, including, among others, reliability of historical data, geologic and mining conditions, metallurgical recovery, metal prices, operating costs, capital expenditures, development and reclamation costs, mining technology improvements, and the effects of government regulation. If any of the assumptions that operators make in connection with estimates of mineral reserves, mineral resources, or production are incorrect, actual production could be significantly lower than estimated, which could adversely affect Royal Gold’s future revenue and the value of its investments, as well as our guidance for a given period. In addition, if operators’ estimates with respect to the timing of production are incorrect, Royal Gold may experience variances in expected revenue from period to period and shortfalls in our guidance.